EXHIBIT 10.4
ASBURY AUTOMOTIVE GROUP, INC.
AMENDED AND RESTATED
2002 EQUITY INCENTIVE PLAN

AWARD AGREEMENT
AWARD AGREEMENT UNDER THE ASBURY AUTOMOTIVE GROUP, INC. AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN, dated as of the Grant Date (as defined in Exhibit A attached hereto), between Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), and the Grantee.
This Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of a number of (i) Shares that are subject to certain restrictions on transfer and risks of forfeiture and other terms and conditions specified herein (“Restricted Shares”) and/or (ii) performance share units (“PSUs” and, together with the terms and conditions of the award, the “Performance Award”) that are subject to the terms and conditions specified herein, and in either such case that are granted to the Grantee under the Asbury Automotive Group, Inc. Amended and Restated 2002 Equity Incentive Plan, as amended and restated effective as of February 8, 2012 (the “Plan”) (in either such case, or together, if applicable, the “Award”). Each PSU represents the right to receive one Share upon the vesting of such PSU.
The Grantee is given access to his or her own personal Smith Barney secure/password protected website at www.benefitaccess.com. The Grant Date, vesting information and number of Restricted Shares and/or PSUs issuable to the Grantee pursuant to this Award are specified on this website and on Exhibit A.
The provisions of Article I of this Award Agreement apply only to any Restricted Shares granted hereunder. The provisions of Article II of this Award Agreement apply only to any Performance Awards granted hereunder. The provisions of Article III of this Award Agreement apply to any and all Restricted Shares and Performance Awards granted hereunder.
ARTICLE I

SECTION 1.1 Vesting and Delivery. (a) Vesting. On each Vesting Date set forth below, the Grantee's rights with respect to the number of Restricted Shares that corresponds to such Vesting Date, as specified in the chart below, shall become vested, and the restrictions set forth in this Award Agreement shall lapse; provided that the Grantee must be employed by the Company or its Affiliates as of the applicable Vesting Date, except as otherwise determined by the Committee in its sole discretion.

“Vesting Date”	Number of Shares Vested
First anniversary of the Grant Date	33.33%
Second anniversary of the Grant Date	33.33%
Third anniversary of the Grant Date	33.34%

In the event the Grantee's employment with the Company and its Affiliates is terminated due to the Grantee's (i) death or (ii) Disability, the Restricted Shares, to the extent then outstanding and unvested, shall automatically be deemed vested as of the date of the Grantee's termination of employment by reason of such death or Disability. The Committee, in its sole discretion, may accelerate the vesting of all or any portion of the Restricted Shares, at any time and from time to time.
(b)Delivery of Shares. On or following the Grant Date, certificates issued in respect of Restricted Shares shall be registered in the Grantee's name and deposited by the Grantee, together with a stock power endorsed in blank, with the Company or such other custodian as may be designated by the Committee or the Company, and shall be held by the Company or other custodian, as applicable, until such time, if any, as the Grantee's rights with respect to such Restricted Shares become vested. Upon the vesting of the Grantee's rights with respect to such Restricted Shares, the Company or other custodian, as applicable, shall deliver such certificates to the Grantee or the Grantee's legal representative.

SECTION 1.2 Forfeiture of Restricted Shares. Unless the Committee determines otherwise or except as otherwise set forth in Section 1.1(a) or 3.4 of this Award Agreement, if the Grantee's rights with respect to any Restricted Shares or Retained Distributions (as defined below) awarded to the Grantee pursuant to this Award Agreement have not become vested prior to the date on which the Grantee's employment with the Company and its Affiliates is terminated, the Grantee's rights with respect to such Restricted Shares or Retained Distributions shall immediately terminate, and the Grantee will be entitled to no further payments or benefits with respect thereto.

SECTION 1.3 Voting Rights; Retained Distributions. Until the forfeiture of any Restricted Shares pursuant to Section 1.2 hereof, and subject to Sections 1.1, 1.4 and 3.4 hereof, the Grantee shall have the right to vote such Restricted Shares, to receive and retain all regular cash dividends paid on such Restricted Shares and to exercise all other rights, powers and privileges of a holder of Shares with respect to such Restricted Shares; provided that the Company will retain custody of all distributions other than regular cash dividends (“Retained Distributions”) made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions have been made, paid or declared have become vested, and such Retained Distributions shall not bear interest or be segregated in a separate account.

SECTION 1.4 Non-Transferability of Restricted Shares and Retained Distributions. Unless otherwise provided by the Committee in its discretion, Restricted Shares and Retained Distributions may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered, except as provided in Section 9(a) of the Plan. Any purported assignment, alienation, pledge, attachment, sale or other transfer or encumbrance of Restricted Shares or Retained Distributions in violation of the provisions of this Section 1.4 and Section 9(a) of the Plan shall be void.

SECTION 1.5 Stop Transfer Orders and Legends. The Company may affix to certificates for Shares issued pursuant to this Article I any legend that the Committee determines to be necessary or advisable (including, without limitation, to reflect any restrictions to which the Grantee may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
ARTICLE II

SECTION 2.1 Definition. As used in this Award Agreement, the following term has the meaning set forth below:

“Determination Date” means the date, as determined by the Committee, on which the Committee determines whether and to what extent the Performance Goals with respect to the Performance Award have been achieved; provided that such date shall be no later than March 31, 20___.
SECTION 2.2 (a) Performance-Based Right to Payment. The number of PSUs that shall be issued pursuant to the Performance Award (as set forth in Exhibit A) shall be determined based on the Company's achievement of Performance Goals. On the Determination Date, the Committee in its sole discretion shall determine whether and to what extent the Performance Goals as set forth on Exhibit A have been attained. Except as otherwise provided in Section 3.4 of this Award Agreement, the number of PSUs with respect to the Grantee's Performance Award shall be contingent on the attainment of the Performance Goals. Accordingly, except as otherwise provided in Section 3.4 of this Award Agreement, the Grantee shall not become entitled to the Performance Award subject to this Award Agreement unless and until the Committee determines that the Performance Goals have been attained. Upon such determination by the Committee and subject to the provisions of the Plan and this Award Agreement, the Grantee shall be entitled to the Performance Award as corresponds to the Performance Goals attained (as determined by the Committee in its sole discretion based on the formulae set forth in Exhibit A). Furthermore, pursuant to Section 2.4 of this Award Agreement (except as otherwise provided therein) and except as otherwise provided in Section 3.4 of this Award Agreement, in order to be entitled to vesting with respect to any Performance Award, the Grantee must be employed by the Company or an Affiliate on each applicable Vesting Date (as defined in Exhibit A); provided that, to the extent payments pursuant to this Award Agreement are attributable to Dividend Equivalents (as defined in Section 2.3 of this Award Agreement), such payments shall be made in cash in accordance with Section 2.3 of this Award Agreement.
(b)Payment of Award. Payments in respect of any PSUs that vest in accordance herewith shall be made to the Grantee (or in the event of the Grantee's death, to his or her estate) in whole Shares. Payments in respect of any Dividend Equivalents shall be made in cash. The Committee shall determine the date on which payments pursuant to this Award Agreement shall be made (the “Payment Date”); provided that the Payment Date shall not be any earlier than the Determination Date. Notwithstanding anything herein to the contrary, the Payment Date shall be made as soon as administratively practicable after each Vesting Date or as otherwise provided in Section 3.4 of this Award Agreement, as applicable, but in any event within the “short-term deferral” period pursuant to Section 1.409A-1(b)(4) of the Department of Treasury regulations.

SECTION 2.3 Dividend Equivalents. Each PSU granted hereunder is hereby granted in tandem with a corresponding dividend equivalent (“Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the PSU to which it corresponds. The Grantee shall be entitled to accrue and/or receive payments equal to dividends declared, if any, on the Shares underlying the PSUs to which such Dividend Equivalent relates, payable in cash and subject to the vesting of the PSUs to which it relates, at the time the Shares underlying the PSUs is paid pursuant to Section 2.2(b) hereof. Dividend Equivalents shall not entitle the Grantee to any payments relating to dividends declared after the earlier to occur of the payment or forfeiture of the PSUs underlying such Dividend Equivalents. Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code.

SECTION 2.4 Forfeiture of Performance Awards. If the Grantee's employment with the Company and its Affiliates terminates prior to the Vesting Date, the Grantee's rights with respect to this

Award Agreement shall immediately terminate, and the Grantee shall be entitled to no payments or benefits with respect thereto, unless the Committee, as permitted pursuant to the terms of the Plan, determines in its sole discretion otherwise (in which case any payment to be made to the Grantee pursuant to this Award Agreement shall be made to the Grantee on the Payment Date and, for the avoidance of doubt, within the period required by Section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury regulations).

SECTION 2.5 Grant Subject to Plan Provisions. The Performance Award is granted pursuant to Section 6(g) of the Plan and is intended to qualify as qualified “performance-based compensation” under Section 162(m) of the Code.

SECTION 2.6 Certain Rights as a Stockholder. The Grantee shall not have any rights or privileges of a stockholder (i) with respect to the PSUs that may be issued and delivered to the Grantee or the Grantee's legal representative on the Payment Date pursuant to this Article II; or (ii) upon the issuance of any Performance Awards, unless and until such Performance Award or any portion thereof, is fully vested in accordance with the terms of this Award Agreement.

SECTION 2.7 Non-Transferability of Performance Awards. The Grantee's rights and interests under this Award Agreement or any unvested Performance Awards may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee except, in the event of the Grantee's death, by shall or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

SECTION 2.8 Stop Transfer Orders and Legends. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to this Article II shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any Securities Exchange, and any federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

SECTION 2.9 Confidentiality. The Grantee hereby agrees to keep confidential, and to not disclose to anyone, the existence and terms of this Award Agreement (including, without limitation, the Performance Goals set forth on Exhibit A), except to the Grantee's immediate family and the Grantee's financial and legal advisors, or as may be required by law or ordered by a court with valid jurisdiction over such matter. The Grantee further agrees that any disclosure to the Grantee's immediate family and the Grantee's financial and legal advisors shall only be made after such individuals or entities acknowledge and agree to maintain the confidentiality of this Award Agreement and its terms.

ARTICLE III

SECTION 3.1 Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Change of Control” has the same meaning as ascribed to it in the Plan, as amended from time to time, except that, in the case of a Grantee who is party to an employment or severance agreement with the Company, the term “Change of Control” shall have the meaning as ascribed to it in such employment or severance agreement; provided that, if this Award is deemed to provide for the deferral of compensation that is subject to Section 409A of the Code, then notwithstanding any such definition of Change of Control in an applicable employment or severance agreement, the definition of Change of Control in the Plan shall apply.
SECTION 3.2 The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and terms of this Award are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Company's shares, (c) capital or other changes of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Award pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

SECTION 3.3 No Employment or Other Rights. The grant of this Award shall not confer upon the Grantee any right to be retained as a director, officer or employee of or to the Company or any of its Affiliates and shall not interfere in any way with the right of the Company and its Affiliates to terminate the Grantee's employment or service at any time. The right of the Company and its Affiliates to terminate at will the Grantee's employment or service at any time for any reason, free from any liability or any claim under the Plan or this Award Agreement, is specifically reserved unless otherwise expressly provided in the Plan or in this Award Agreement.

SECTION 3.4 Change of Control. In the event of a Change of Control after the Grant Date, the unvested portion of the Award, and any Retained Distributions or Dividend Equivalents corresponding to the Award, shall be subject to Section 8 of the Plan.

SECTION 3.5 Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 3.6 Committee Discretion. Subject to the terms of the Plan, the Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 3.7 Notice.

(a)General. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	Asbury Automotive Group, Inc. 2905 Premiere Parkway NW, Suite 300 Duluth, GA 30097 Attention: General Counsel Fax : (678) 542-2680
If to the Grantee:	At the then-current address shown on the payroll of the Company.

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above. Notwithstanding the above, the Company and its Affiliates may provide notice to the Grantee by e-mail or other electronic means to which the Grantee has regular access.
(b)Electronic Delivery of Plan Documents. The documents relating to the Plan and this Award (which may include but do not necessarily include, and are not limited to, any Plan prospectus, Award Agreement, or other related documents) may be delivered to the Grantee electronically. Such means of delivery may include but do not necessarily include, and are not limited to, the delivery of a link to the Internet site of a third party involved in administering the Plan or to a Company intranet site, the delivery of documents to the Grantee at the e-mail address, if any, provided for the Grantee by the Company, or such other means of delivery determined at the Committee's discretion.

(c)Consent to Electronic Delivery. The Grantee acknowledges that he/she has read this Section 3.7 and consents to the electronic delivery of the Plan documents, as described in this Section 3.7. The Grantee understands that an e-mail account and appropriate hardware and software, including, but not limited to, a computer or compatible cell phone and an Internet connection, will be required to access documents delivered by e-mail. The Grantee acknowledges that he/she may receive from the Company a paper copy of any documents delivered electronically at no cost if he/she provides written notice to the Company in the manner specified above. The Grantee further acknowledges that he/she will be provided with a paper copy of any documents delivered to him/her electronically if electronic delivery fails. Similarly, the Grantee understands that he/she must provide the Company or any designated third party with a paper copy of any documents delivered by him/her electronically if electronic delivery fails. Also, the Grantee understands that his/her consent may be revoked or changed at any time if he/she provides written notice of such revised or revoked consent to the Company in the manner specified above. Finally, the Grantee understands that he/she is not required to consent to electronic delivery.

SECTION 3.8 Section 409A. This Award Agreement and the Award are intended to be exempt from the provisions of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, as providing for (a) in the case of Restricted Shares, the transfer of restricted property as described in Section 1.409A-1(b)(6) of the Department of Treasury regulations, and (b) in the case of Performance Shares, any payments to be made within the applicable “short-term deferral” period (within the meaning of Section 1.409A-1(b)(4) of the Department of Treasury regulations) following the lapse of a “substantial risk of forfeiture” (within the meaning of Section 1.409A-1(d) of the Department of Treasury regulations). Notwithstanding any provision of this Award Agreement to the contrary, in the event that the Committee determines that the Award may be subject to Section 409A of the Code, the Committee may adopt such amendments to this Award Agreement or adopt other policies and procedures (including, but not limited to, amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A of the Code.

SECTION 3.9 Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement, the Plan or any provision thereof.

SECTION 3.10 Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the Grantee's rights under this Award Agreement shall not to that extent be effective without the Grantee's consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and (a) the Restricted Shares shall be subject to the provisions of Section 6(d) of the Plan; (b) the Performance Awards shall be subject to the provisions of Sections 4 and 6(g)(v) of the Plan (including, without limitation, in connection with adjustments to the number or identity of peer companies); and (c) all Awards shall be subject to the provisions of Sections 7(a), 7(c) (including, without limitation, in connection with adjustments to the number or kinds of shares, security or other property subject to this Award Agreement), 8 and 9(s) of the Plan).

SECTION 3.11 Taxes, Consents. (a) Taxes. (i) With respect to any Restricted Shares, the vesting of any Shares pursuant to Section 1.1(a) or 3.4 of this Award Agreement and the delivery of Share certificates pursuant to Section 1.1(b) of this Award Agreement and (ii) with respect to any Performance Awards, the delivery of Shares and the payment of any Dividend Equivalents, in each case, are conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(d) of the Plan. The Grantee is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Award Agreement and the Award (including, but not limited to, any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold the Grantee harmless from any or all of such taxes. The Committee shall have the discretion to unilaterally modify this Award Agreement or the Award in a manner (i) that it in good faith believes conforms with the requirements of Section 409A of the Code and (ii) for any distribution event that could be expected to violate Section 409A of the Code, in order to make the distribution only upon a “permissible distribution event” within the meaning of Section 409A of the Code (as determined by the Committee in good faith). The Committee shall have the sole discretion to interpret the requirements of the Code, including, without limitation, Section 409A of the Code, for purposes of the Plan, this Award Agreement and the Award.

(b)Consents. The Grantee's rights in respect of the Award are conditioned on the receipt to the full satisfaction of the Committee of (i) any required consents that the Committee may determine to be necessary or advisable (including, without limitation, the Grantee's consenting to the Company's supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan), (ii) the Grantee's making or entering into such written representations, warranties and agreements in connection with the acquisition of any Shares pursuant to this Award as the Committee may request in order to comply with applicable securities laws or this Award and (iii) with respect to any Restricted Shares, a stock power endorsed by the Grantee in blank in accordance with Section 1.1(b) of this Award Agreement.

SECTION 3.12 Applicable Law. The validity, construction, interpretation and effect of this Award Agreement shall be governed by and determined in accordance with the laws of the State of Delaware without giving effect to the conflict of laws provisions thereof.

SECTION 3.13 Recoupment. Any payment made pursuant to the terms of this Award Agreement is subject to the terms and conditions of the Company's recoupment policy (as previously adopted on February 17, 2010 (attached as Exhibit B to the Company's Corporate Governance Guidelines), and as it may be amended or restated from time to time). Notwithstanding the foregoing, the Company may, in its sole discretion, implement any recoupment or clawback policies or make any changes to any of the Company's existing recoupment or clawback policies, as the Company deems necessary or advisable in order to comply with applicable law or regulatory guidance (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act), and the Grantee hereby acknowledges and agrees that the Award will be subject to any recoupment or clawback policies so implemented or revised.

SECTION 3.14Restrictive Covenants. (a) Non-Competition. In consideration of the Company's grant of the Award to the Grantee, the Grantee agrees that during the Restricted Period (as defined in Section 3.14(i) of this Award Agreement), the Grantee will not directly or indirectly (except on behalf of or with the prior written consent of the Company, which consent may be withheld in the Company's sole discretion) engage in, participate in, represent, or be connected with in any way, as an officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor or stockholder or otherwise, of any publicly-traded automotive retailer group or any other automotive retailer group with annual revenues of $3.0 billion or more (each one being hereinafter defined as, a “Competing Business”). Notwithstanding anything to the contrary contained herein, the Company hereby agrees that the covenants set forth in this Section 3.14(a) shall not be deemed breached as a result of the passive ownership by the Grantee of: (A) less than an aggregate of 5% of any class of stock of a Competing Business; or (B) less than an aggregate of 10% in value of any instrument of indebtedness of a Competing Business. The Company further agrees that nothing in this Section 3.14(a) prohibits the Grantee from accepting employment from, or performing services for, businesses engaged in the finance industry, or business entities engaged consulting for or on behalf businesses in the retail sale of automobiles, manufacturing and/or sale of automobile parts or the provision of automotive service; provided that during the Restricted Period, the Grantee does not consult directly or indirectly for the account of a Competing Business.

(b) Non-Solicitation; No-Hire. In consideration of the Company's grant of the Award to the Grantee, the Grantee agrees that, during the 12-month period following the last date of Grantee's employment with the Company, the Grantee will not, directly or indirectly, solicit, recruit or hire any employee of the Company or its Affiliates (or any person who was an employee of the Company or its Affiliates during the 12-month period immediately preceding such solicitation, recruitment or hire) or encourage any such employee to terminate employment with the Company or its Affiliates.
(c) Non-Disparagement. In consideration of the Company's grant of the Award to the Grantee, the Grantee agrees that, during the Restricted Period, the Grantee will not (i) publicly criticize or (ii) in any unflattering way, speak of, write about, or publish about, the Company, its Affiliates, and/or any of their officers, stockholders, directors, employees, agents, business partners, successors or assigns, in each case other than truthful testimony given under oath with respect to legal proceeding.
(d) Protection of Company Information. In consideration of the Company's grant of the Award to the Grantee, the Grantee agrees as follows:

(1) Confidentiality. All Company Information (as defined in Section 3.14(i) of this Award Agreement) received or developed by the Grantee while employed by the Company or its Affiliates is confidential to and will remain the sole and exclusive property of the Company and its Affiliates. Except to the extent necessary to perform the duties assigned to the Grantee by the Company, the Grantee will hold such Company Information in trust and in the strictest confidence. The Grantee agrees that: (A) the Grantee will protect all Company Information from disclosure and will in no event take any action causing any Company Information to lose its character as Company Information, or fail to take the action necessary in order to prevent any Company Information from losing its status as Confidential Information (as defined in Section 3.14(i) of this Award Agreement) or Trade Secrets (as defined in Section 3.14(i) of this Award Agreement); and (B) the Grantee will not, directly or indirectly, use, reproduce, publish, disseminate or otherwise disclose any Company Information (or any physical embodiments thereof) to any third party without the prior written consent of the Company, which may be withheld in the Company's absolute discretion.
(2) Return of Company Property. Upon request by the Company or its Affiliates, and in any event upon termination of the Grantee's employment with the Company for any reason, the Grantee will promptly deliver to the Company all property belonging to the Company or its Affiliates, including, without limitation, electronic property of any type, and all Company Information (and all embodiments thereof) then in the Grantee's custody, control or possession.
(3) Survival. The restrictions on the Grantee's use or disclosure of all Company Information, as set forth in this Section 3.14(d), shall apply throughout the Restricted Period and for an additional one year thereafter and, with respect to Trade Secrets, shall survive beyond such period for so long as such information qualifies as a Trade Secret by the law of the applicable state.
(e) Work Product. In consideration of the Company's grant of the Award to the Grantee, the Grantee acknowledges that all inventions, innovations, improvements, discoveries, methods, developments and works of authorship, whether patentable or copyrightable or not, which have utility in or relate to the Company's or its Affiliates' business and are created, made, conceived or reduced to practice by the Grantee or under the Grantee's direction or jointly with others either prior to (but only to the extent not assigned to prior employers) or during the Grantee's employment with the Company or its Affiliates, whether or not during normal working hours or on the premises of the Company or its Affiliates (all of the foregoing, collectively, the “Work Product”) belong to the Company. The Grantee hereby assigns to the Company all right, title and interest in and to such Work Product. The Grantee shall promptly disclose such Work Product to the Company and to cooperate fully with the Company to perform all actions reasonably requested by the Company (whether during or after employment) to establish and confirm such ownership (including without limitation, the execution of assignments, consents, powers of attorney and other instruments). The Grantee further acknowledges and agrees that all writings and documentation of any kind produced by the Grantee in the course of working for the Company are “works made for hire” (as that term is defined in the United States Copyright Act) and the property of the Company, including without limitation any copyrights in such writings and documentation. To the extent that any such works may not, by operation of law or otherwise, be a work made for hire, the Grantee hereby assigns to the Company all copyright in such works, whether published or unpublished.
(f) Confirmation of Obligations. Upon the Grantee's termination of employment with the Company, the Grantee agrees to re-confirm the Grantee's commitment to the post-employment restrictive covenants in this Section 3.14.

(g) Construction. The Grantee agrees that the provisions of this Section 3.14 are reasonable and properly required for the adequate protection of the business and the goodwill of the Company and its Affiliates. However, if a judicial determination is made that any of the provisions of this Section 3.14 constitute an unreasonable or otherwise unenforceable restriction against the Grantee, such provision(s) shall be modified or severed so as to permit enforcement of the provision(s) to the extent deemed reasonable.
(h) Remedies. The Grantee acknowledges that the remedy at law available to the Company for breach of any of the Grantee's obligations under this Section 3.14 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, in addition to any other rights or remedies that the Company or its Affiliates may have at law, in equity or under this Award Agreement (including, without limitation, the Company's right to cease or recover any severance payments to the Grantee), upon proof of the Grantee's violation of any provision of this Section 3.14, the Company and its Affiliates will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or the posting of any bond. Notwithstanding the foregoing, all benefits conveyed pursuant to the terms of this Award Agreement are subject to the terms and conditions of this Section 3.14, and may be subject to non-payment or clawback, as applicable, in the event of the Grantee's breach of any of the provisions of this Section 3.14. Notwithstanding anything to the contrary in this Award Agreement, the restrictive covenants and other obligations set forth in this Section 3.14 are independent, and are not intended to limit the application or enforceability, of any restrictive or other covenants contained in any other agreement between the Company and the Grantee.
(i) Applicable Definitions. As used in this Section 3.14, the following terms shall have the meanings set forth below:
“Company Information” means Confidential Information and Trade Secrets, as those terms are defined below.
“Confidential Information” means data and information relating to the business of the Company or its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Grantee or of which the Grantee became aware as a consequence of or through the Grantee's relationship to the Company or its Affiliates, and which has value to the Company or its Affiliates and is not generally known to their competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or that has been independently developed and disclosed by others, or that otherwise entered the public domain through lawful means.
“Restricted Period” means the period during which the Grantee is employed by the Company or its Affiliates, plus the period of one year following the Grantee's last date of employment with the Company.
“Trade Secrets” means information, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, or as otherwise defined by applicable state law. For the avoidance of doubt, the provisions in this Section 3.14 restricting the use of Trade Secrets shall survive termination of (A) this Award Agreement and (B) termination of the Grantee's employment with the Company and its Affiliates, and shall survive for so long as is permitted by law.

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This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

BY THE GRANTEE:	BY THE COMPANY:

______________________________	ASBURY AUTOMOTIVE GROUP, INC. ______________________________
[Grantee's Name]	Joseph G. Parham, Jr. VP, Chief Human Resources Officer
Date:__________________________	Date:__________________________